Exhibit 99.1

PRESS RELEASE

Contact:
Nicole Foderaro	Ward Wolff
Director, Corporate	SVP, Finance and CFO
Communications & IR	650-517-8330
650-517-8472	wwolff@nuvelo.com
nfoderaro@nuvelo.com

NUVELO REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

SAN CARLOS, Calif., August 1, 2007 – Nuvelo, Inc. (Nasdaq: NUVO) today announced second quarter 2007 financial results and accomplishments.

For the second quarter ended June 30, 2007, Nuvelo reported net income of $29.0 million or $0.54 per share compared to a net loss of $18.9 million or $(0.36) per share for the same period in 2006. For the six months ended June 30, 2007, Nuvelo reported net income of $13.7 million or $0.26 per share, compared to a net loss of $38.5 million or $(0.76) per share for the same period in 2006.

Net cash used in operating activities was $13.6 million for the second quarter of 2007 and $30.8 million for the first six months of 2007. As of June 30, 2007, Nuvelo had $120.2 million in cash, cash equivalents and short-term investments, which does not include the $15.0 million received from Bayer in the third quarter related to the termination of the 2006 collaboration agreement between Nuvelo and Bayer.

Revenues for the second quarter of 2007 were $45.8 million, compared to revenues of $1.0 million for the same period in 2006. Revenues for the six months ended June 30, 2007 were $46.7 million, compared to revenues of $2.1 million for the same period in 2006. The increase in 2007 is due to the recognition of $45.8 million of the $50.0 million up-front license fee received from Bayer in January 2006 as a result of the termination of the collaboration agreement in June 2007. The up-front license fee was originally recorded as deferred revenue upon receipt and was being recognized on a straight-line basis over the performance period under the agreement.

Total operating expenses for the second quarter of 2007 were $18.5 million, compared to $22.0 million for the same period in 2006. Total operating expenses for the six months ended June 30, 2007 were $36.6 million, compared to $44.3 million for the same period in 2006.

Research and development expenses were $11.2 million for the second quarter of 2007 compared to $14.7 million for the same period in 2006, net of collaboration partner cost sharing credits of $1.4 million and $8.2 million, respectively. The decrease in net R&D expenses in 2007 was primarily due to a decrease in spending on alfimeprase as a result of the suspension of the Phase 3 programs in December 2006. Non-cash employee stock-based compensation included in research and development expenses totaled $1.1 million and $1.3 million in the second quarter of 2007 and 2006, respectively.

201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-800     www.nuvelo.com

General and administrative expenses were $7.3 million for the second quarter of 2007 and 2006. While total G&A expenses were flat, there were approximately $2.0 million in cost savings in 2007, including decreases in personnel costs, commercialization-related expenses for alfimeprase and occupancy costs. These cost savings were offset by a non-cash impairment charge in 2007 for software implementation costs and a non-cash benefit in 2006 related to the revaluation of a warrant. Non-cash employee stock-based compensation included in general and administrative expenses totaled $1.7 million and $2.3 million in the second quarter of 2007 and 2006, respectively.

Interest income was $1.8 million for the second quarter of 2007, compared to $2.2 million for the same period in 2006. The decrease was primarily due to a reduction in the Company’s cash and investment balances.

“Having made decisions in June on our alfimeprase strategy and the decisions made today on the remainder of our programs, I am pleased that we are now able to move forward, unencumbered by the uncertainty of the first six months, with a clear strategy and renewed energy and focus,” said Dr. Ted W. Love, chairman and chief executive officer of Nuvelo. “We have had to make difficult decisions, but we are confident that our current strategy focuses our resources on our highest priority programs and will allow us to build shareholder value.”

Recent Corporate Accomplishments

— Restructured and realigned the organization in August 2007, suspending development of rNAPc2, reducing our workforce by 45 percent since December 2006 and lowering operating expenses by approximately $15.0 million per year;

— Announced that Nuvelo will resume clinical development of alfimeprase, its lead investigational product candidate, for the potential treatment of acute ischemic stroke and catheter occlusion (CO);

— Received regulatory clearance to begin our Phase 2 trial in acute ischemic stroke and re-initiate the SONOMA-3 trial in catheter occlusion;

— Published the Phase 2 data from the ANTHEM (Anticoagulation with rNAPc2 To Help Eliminate MACE)/TIMI 32 clinical trial (N=255) in the June 26th issue of the Journal of American College of Cardiology;

— Presented and published preclinical data supporting the use of NU206 as a potent growth factor and highly specific stimulator of the epithelial cells that line the gastrointestinal tract at the American Association for Cancer Research Annual Meeting and in the April issue of Gastroenterology;

— Published preclinical data from a study of novel monoclonal antibodies against the cell-surface protein NTB-A in the May issue of the British Journal of Haematology, entitled “The lymphoid cell surface receptor NTB-A: a novel monoclonal antibody target for leukemia and lymphoma therapeutics.”

201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-8001    www.nuvelo.com

2007 Guidance and Key Milestones

For the full year 2007, Nuvelo expects operating expenses to be in the range of $65.0 to $70.0 million, and net cash used in operating activities to be in the range of $45.0 to $50.0 million. Nuvelo expects amortization of deferred revenue will decrease to approximately $0.1 million per quarter in the second half of 2007 due to the continued recognition of an up-front fee received from Kirin Pharma Company, Limited in 2005.

In the second half of 2007, Nuvelo anticipates accomplishing the following:

— Initiate Phase 2 CARNEROS-1 (Catheter Directed Alfimeprase for Restoration of Neurologic Function and Rapid Opening of Arteries in Stroke) proof-of-concept trial with alfimeprase in acute ischemic stroke;

— Re-initiate the SONOMA-3 trial evaluating alfimeprase in patients with CO with a modified protocol, evaluating a single, higher dose (10 mg) and concentration (5 mg/mL) of alfimeprase in up to 100 patients;

— Initiate preclinical studies focused on identifying optimized delivery methods for alfimeprase in acute PAO;

— Initiation of a Phase 1 trial with direct thrombin inhibitor, NU172, in the fourth quarter of 2007 or the first quarter of 2008.

Conference Call Information

Nuvelo will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 866-825-1709 for domestic callers and 617-213-8060 for international callers and reference conference passcode, 80512181. A telephone replay of the conference call will be available through Wednesday, August 15, 2006. To access the replay, please dial 888-286-8010 for domestic callers and 617-801-6888 for international callers and reference conference passcode, 73047735. In addition, this call is being webcast by Thomson/CCBN and can be accessed at Nuvelo’s website at www.nuvelo.com.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular and cancer therapy. Nuvelo's development pipeline includes alfimeprase, a direct-acting fibrinolytic for the treatment of thrombotic-related disorders including acute ischemic stroke and catheter occlusion and preclinical candidates NU206 for the potential treatment of chemotherapy/radiation therapy-induced mucositis and inflammatory bowel disease and NU172, a direct thrombin inhibitor for use as a short-acting anticoagulant during medical or surgical procedures. In addition, Nuvelo expects to leverage its expertise in cancer antibody discovery to further expand its pipeline and create additional partnering and licensing opportunities.

201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-8001    www.nuvelo.com

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 650-517-8000.

This press release contains “forward-looking statements,” which include statements regarding our anticipated use of cash in the fiscal years 2007 and beyond, our anticipated financial results in the fiscal year 2007, the timing and progress of Nuvelo's clinical stage and preclinical research programs, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management's current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-8001    www.nuvelo.com

NUVELO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Contract revenues	$45,825	$1,005	$46,735	$2,070

Operating expenses:
Research and development	11,233	14,695	23,958	26,794
General and administrative	7,273	7,265	12,639	17,466

Total operating expenses	18,506	21,960	36,597	44,260

Operating income (loss)	27,319	(20,955)	10,138	(42,190)

Interest income	1,750	2,246	3,630	4,058
Interest expense	(27)	(189)	(75)	(417)

Net income (loss)	$29,042	$(18,898)	$13,693	$(38,549)

Net income (loss) per share:
Basic	$0.54	$(0.36)	$0.26	$(0.76)
Diluted	$0.54	$(0.36)	$0.26	$(0.76)

Shares used in computing net income (loss) per share:
Basic	53,317	51,837	53,285	50,391
Diluted	53,349	51,837	53,300	50,391

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	June 30, 2007	December 31, 2006*
Cash, cash equivalents and short-term investments	$120,151	$153,126
Working capital	111,370	122,496
Total assets	154,789	184,405
Bank loans	722	1,492
Related party line of credit	917	2,292
Other non-current liabilities	38,389	70,598
Accumulated deficit	(444,519)	(458,212)
Total stockholders' equity	88,820	69,843
* The consolidated balance sheet data as of December 31, 2006 has been derived from the audited financial statements as of that date.

201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-8001    www.nuvelo.com